Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GSV, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-75159 and 333-91575) of GSV, inc. of our report dated March 28, 2008, relating to the consolidated balance sheet of GSV, Inc. as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-KSB of GSV, Inc.

/s/ UHY LLP
New Haven, Connecticut
March 28, 2008